Exhibit 99.1

NEWS RELEASE

Parex Resources Announces Update on Discussions with GeoPark Regarding a Potential Business Combination

Calgary, Alberta, December 9, 2025 – Parex Resources Inc. (“Parex” or the “Company”) (TSX: PXT) today announced that it has halted discussions with GeoPark Limited (“GeoPark”) (NYSE: GPRK) regarding the acquisition of GeoPark by Parex.

Based on Parex’s review of information provided by GeoPark since November 14, 2025, as well as virtual and in-person discussions with GeoPark management, Parex has determined that there is no basis to increase its view on the value of GeoPark common shares relative to the proposal to acquire all GeoPark shares for US$9.00 per share in cash, which Parex submitted to the GeoPark board of directors on September 4, 2025 (the “September Proposal”). Following its engagement with Geopark over the past month, Parex concluded, given the gap in perceived value, that further discussions were unlikely to lead to any agreement with respect to a transaction between GeoPark and Parex as outlined in the September Proposal and has determined to halt discussions with GeoPark.

The following summarizes key events that have taken place since October 29, 2025, the date Parex announced that it had previously submitted the September Proposal to the GeoPark board of directors, and that it had acquired an 11.8% ownership position in GeoPark:

•	November 2, 2025: The Chief Executive Officer of GeoPark advises the Chief Executive Officer of Parex that GeoPark is prepared to engage regarding a potential transaction between GeoPark and Parex.

•	November 5, 2025: GeoPark publicly announces its intention to engage with Parex and that its Board of Directors has formed a Special Committee of independent directors.

•	November 4-13, 2025: Parex and GeoPark negotiate and execute a non-disclosure agreement (“NDA”).

•	November 14, 2025: GeoPark grants Parex access to a virtual data room and begins sharing select information.

•	November 24, 2025: GeoPark publicly announces an off-cycle reserves update.

•	November 24, 2025: Representatives of Parex and GeoPark hold a virtual meeting during which GeoPark presents certain information regarding its assets.

•	December 1, 2025: GeoPark publicly updates its guidance for 2026 to 2028.

•	December 1, 2025: Representatives of Parex and GeoPark meet in person in Bogotá and share their respective views of value. At the conclusion of the meeting, Parex advises GeoPark that, if the parties are unable to advance discussions regarding a potential transaction within the parameters of the September Proposal, Parex will halt further discussions.

•	December 5, 2025: The chair of the Special Committee of GeoPark and the chair of Parex directly establish a communication channel.

•	December 8, 2025: GeoPark reaffirms its prior position that it is not willing to negotiate a potential transaction within the parameters of the September Proposal. The Chief Executive Officer of Parex advises the Chief Executive Officer of GeoPark that Parex is halting further discussions.

About Parex Resources Inc.

Parex is one of the largest independent oil and gas companies in Colombia, focusing on sustainable, conventional production. The Company’s corporate headquarters are in Calgary, Canada, with an operating office in Bogotá, Colombia. Parex shares trade on the Toronto Stock Exchange under the symbol PXT.

For more information, please contact:

Mike Kruchten

Senior Vice President, Capital Markets & Corporate Planning

Parex Resources Inc.

403-517-1733

investor.relations@parexresources.com

Steven Eirich

Senior Investor Relations & Communications Advisor

Parex Resources Inc.

587-293-3286

investor.relations@parexresources.com

Cautionary Statements

General

This press release is provided for informational purposes only as of the date hereof, is not complete, and may not contain certain material information about Parex or GeoPark, including important disclosures and risk factors associated with an investment in Parex or GeoPark. The contents of this press release have not been approved or disapproved by any securities commission or regulatory authority in Canada, the United States, or any other jurisdiction, and Parex expressly disclaims any duty on Parex to make disclosure or any filings with any securities commission or regulatory authority, beyond that imposed by applicable laws.

No Offer or Solicitation

This press release (including the Original Offer described herein and the presentation referenced herein) is not intended to and does not constitute an offer to sell or the solicitation of an offer, or an intention to offer, to subscribe for or buy or an invitation to purchase or subscribe for any securities in Canada, the United States, or any other jurisdiction. This press release does not take into account the particular investment objectives or financial circumstances of any specific person who may receive it. This press release does not constitute a recommendation to purchase any securities. In addition, this press release is not intended to, and does not, solicit a proxy from any shareholder of GeoPark.

Advisory on Forward-Looking Statements

Statements contained in this press release that are not historical facts constitute “forward-looking statements” and “forward-looking information” (together, “forward-looking statements”) within the meaning of applicable securities laws. In particular, statements regarding a potential business combination with GeoPark and related matters, including Parex’s ownership stake in GeoPark, reflect Parex’s current thinking with respect to a potential business combination involving Parex and GeoPark. These statements reflect current views and actual events or results may differ materially. Although the forward-looking statements contained in this press release are based upon assumptions which management believes to be reasonable, the Company cannot assure investors that actual events will be consistent with these forward-looking statements. Parex does not intend on updating forward-looking statements regarding a potential business combination with GeoPark unless required by applicable securities laws or as Parex otherwise deems appropriate.